                                                                  EXHIBIT 12.1

                            PACCAR Financial Corp.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    PURSUANT TO SEC REPORTING REQUIREMENTS
                            (Thousands of Dollars)


                                                          Six Months Ended
                                                              June 30
                                                        1998           1997
                                                      --------      --------
FIXED CHARGES
  Interest expense                                    $ 53,661      $ 49,854
  Portion of rentals deemed interest                       352           119
                                                      --------      --------

TOTAL FIXED CHARGES                                   $ 54,013      $ 49,973
                                                      --------      --------
                                                      --------      --------

EARNINGS
  Income before taxes                                 $ 23,749      $ 25,535
  Fixed charges                                         54,013        49,973
                                                      --------      --------

EARNINGS AS DEFINED                                   $ 77,762      $ 75,508
                                                      --------      --------
                                                      --------      --------

RATIO OF EARNINGS TO FIXED CHARGES                       1.44x         1.51x

The method of computing the ratio of earnings to fixed charges shown above complies with SEC reporting requirements but differs from the method called for in the Support Agreement between the Company and PACCAR Inc. See
Exhibit 12.2.

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